UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement.
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
☐ Definitive Proxy Statement.
☑ Definitive Additional Materials.
☐ Soliciting material Pursuant to §240.14a-12.
Interstate Hotels & Resorts, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

For Immediate Release

Contact:
Jerry Daly, Carol McCune	Carrie McIntyre
Media	SVP, Treasurer
Daly Gray	Interstate Hotels & Resorts
(703) 435-6293	(703) 387-3320
jerry@dalygray.com	carrie.mcintyre@ihrco.com
RiskMetrics Group, Glass Lewis And PROXY Governance Recommend Interstate
Stockholders Vote “FOR” Proposed Merger With Hotel Acquisition Company, LLC
     ARLINGTON, Va., February 25, 2010—Interstate Hotels & Resorts (NYSE: IHR), a leading hotel real estate investor and the nation’s largest independent hotel management company, today announced that RiskMetrics Group, Inc. (formerly Institutional Shareholder Services), Glass Lewis & Co. and PROXY Governance, Inc., three leading independent proxy advisory firms, recommend that Interstate stockholders vote “FOR” the company’s proposed merger with Hotel Acquisition Company, LLC (“HAC”). HAC is a 50/50 joint venture between subsidiaries of Thayer Hotel Investors V-A LP, a private equity fund sponsored by Thayer Lodging Group (“Thayer Lodging”), and Shanghai Jin Jiang International Hotels (Group) Company Limited (“Jin Jiang Hotels”).
     As previously announced, under the terms of the merger agreement, HAC will acquire all of the outstanding common stock of Interstate for $2.25 per share in an all-cash transaction, which represents a 77.2 percent premium over the closing price of Interstate’s common stock on December 17, 2009, the last trading day prior to the execution and announcement of the merger agreement.
     Interstate urges stockholders to follow the recommendations of RiskMetrics, Glass Lewis and PROXY Governance by signing, dating and returning the company’s proxy card today. Interstate stockholders who have questions or require assistance voting their shares should contact the company’s proxy solicitor, MacKenzie Partners, Inc., toll-free at (800) 322-2885 or collect at (212) 929-5500.

     The vote of Interstate’s stockholders is very important regardless of the number of shares of common stock they own. Whether or not stockholders are able to attend the Special Meeting in person, to ensure their votes are counted, stockholders are urged to vote by telephone or Internet as soon as possible. If stockholders fail to return their proxy cards, fail to register their vote by telephone or Internet, fail to attend the Special Meeting and vote in person, or fail to instruct their broker on how to vote, it will have the same effect as a vote against approval of the merger agreement.
Important Additional Information and Where to Find It
In connection with the proposed merger transaction with HAC, HAC Merger Sub, Inc. and HAC Merger Partnership, L.P., Interstate has filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”). The definitive proxy statement has been mailed to Interstate’s stockholders. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT INTERSTATE AND THE PROPOSED TRANSACTION.
Investors and security holders may obtain free copies of these documents through the website maintained by the SEC at www.sec.gov. In addition, the documents filed with the SEC may be obtained free of charge by directing such requests to Christopher L. Bennett, Secretary, at Interstate Hotels & Resorts, Inc., 4501 N. Fairfax Drive, Arlington, Virginia 22203, or by visiting Interstate’s website, where Interstate makes available filings with the SEC as soon as reasonably practicable after they are electronically filed with the SEC.
Interstate and its directors, executive officers and certain other members of Interstate management may be deemed to be participants in the solicitation of proxies from Interstate stockholders with respect to the proposed transaction. Information regarding the interests of these officers and directors in the proposed transaction is included in the definitive proxy statement filed with the SEC. In addition, information about Interstate’s directors, executive officers and members of management is contained in Interstate’s most recent proxy statement and annual report on Form 10-K, which are available on Interstate’s website and at www.sec.gov.

About Interstate Hotels & Resorts, Inc.
     Interstate Hotels & Resorts, Inc. and its affiliates manage and/or have ownership interests in a total of 229 hospitality properties with more than 46,000 rooms in 36 states, the District of Columbia, Russia, India, Mexico, Belgium, Canada, Ireland and England. The company has ownership interests in 56 of those properties, including six wholly owned assets. Interstate Hotels & Resorts also has contracts to manage 13 to be built hospitality properties with approximately 3,000 rooms, which includes the company’s entry into new markets such as Costa Rica. For more information about Interstate Hotels & Resorts, visit the company’s Web site: www.ihrco.com.
     This press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, about Interstate Hotels & Resorts, including statements containing words such as “expects,” “believes” or “will,” which indicate that those statements are forward-looking. Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially, including the failure to obtain approval of the transaction from Interstate stockholders and disruption from the transaction making it more difficult to maintain relationships with owners, employees and suppliers. Additional risks are discussed in Interstate Hotels & Resorts’ filings with the Securities and Exchange Commission, including Interstate Hotels & Resorts’ annual report on Form 10-K for the year ended December 31, 2008.

3